August 2015 Preliminary Terms No. 479 Registration Statement No. 333-200365 Dated August 13, 2015 Filed pursuant to Rule 433

Structured Investments

Opportunities in U.S. and International Equities

PLUS due August 25, 2017 Based on the Performance of a Basket of Eight Stocks

Performance Leveraged Upside SecuritiesSM

Principal at Risk Securities

The PLUS are unsecured obligations of Morgan Stanley, will pay no interest and do not guarantee any return of principal at maturity. Instead, at maturity, you will receive for each $1,000 stated principal amount of PLUS that you hold an amount in cash based upon the performance over the term of the PLUS of an equally-weighted basket composed of the common stock of Bed Bath & Beyond Inc., The Home Depot, Inc., Trex Company, Inc., Mohawk Industries, Inc., Masonite International Corporation, D.R. Horton, Inc., Zillow Group, Inc. and SolarCity Corporation (collectively, the “basket”). We refer to the common stock of the issuers each individually as a “basket stock” and collectively as the “basket stocks.” At maturity, if the basket has appreciated in value, investors will receive the stated principal amount of their investment plus leveraged upside performance of the basket, subject to the maximum payment at maturity. However, if the basket has depreciated in value, investors will lose 1% for every 1% decline in the value of the basket over the term of the PLUS. Under these circumstances, the payment at maturity will be less than the stated principal amount and could be zero. Accordingly, you may lose your entire investment. The PLUS are for investors who seek a return based on the value of the basket stocks and who are willing to risk their principal and forgo current income and upside above the maximum payment at maturity in exchange for the leverage feature, which applies for a limited range of upside performance of the basket. Investors may lose their entire initial investment in the PLUS. The PLUS are notes issued as part of Morgan Stanley’s Series F Global Medium-Term Notes program.

All payments are subject to the credit risk of Morgan Stanley. If Morgan Stanley defaults on its obligations, you could lose some or all of your investment. These PLUS are not secured obligations and you will not have any security interest in, or otherwise have any access to, any underlying reference asset or assets.

SUMMARY TERMS
Issuer:	Morgan Stanley
Maturity date:	August 25, 2017
Original issue price:	$1,000 per PLUS
Stated principal amount:	$1,000 per PLUS
Pricing date:	August 20, 2015
Original issue date:	August 25, 2015 (3 business days after the pricing date)
Aggregate principal amount:	$
Interest:	None

Basket:	Issuer of basket stock	Bloomberg ticker symbol*	Exchange	Basket component weighting	Initial share price	Multiplier
	Bed Bath & Beyond Inc.	BBBY	NASDAQ	12.50%
	The Home Depot, Inc.	HD	NYSE	12.50%
	Trex Company, Inc.	TREX	NYSE	12.50%
	Mohawk Industries, Inc.	MHK	NYSE	12.50%
	Masonite International Corporation	DOOR	NYSE	12.50%
	D.R. Horton, Inc.	DHI	NYSE	12.50%
	Zillow Group, Inc.	Z	NASDAQ	12.50%
	SolarCity Corporation	SCTY	NASDAQ	12.50%

We refer to the common stock of the issuers each individually as a “basket stock” and collectively as the “basket stocks.”

*Bloomberg Ticker Symbols are being provided for reference purposes only. With respect to each basket stock, the initial share price and the final share price will be determined as set forth under “Description of PLUS—Initial Share Price” and “—Final Share Price” in the accompanying preliminary pricing supplement.

Payment at maturity (per PLUS):	▪ If the final basket value is greater than the initial basket value: $1,000 + the leveraged upside payment In no event will the payment at maturity exceed the maximum payment at maturity.

▪         If the final basket value is less than or equal to the initial basket value: $1,000 × the basket performance factor

This amount will be less than the stated principal amount of $1,000 and could be zero.

Leveraged upside payment:	$1,000 × leverage factor × basket percent increase
Leverage factor:	300%
Basket percent increase:	(final basket value – initial basket value) / initial basket value
Basket performance factor:	final basket value / initial basket value
Maximum payment at maturity:	$1,250 per PLUS (125% of the stated principal amount)
Initial basket value:	100, which will be equal to the sum of the products of (i) the closing price of each basket stock on the pricing date and (ii) the multiplier for such basket stock on such date, as determined by the calculation agent.
Final basket value:	The sum of the products of (i) the final share price of each basket stock and (ii) the multiplier for such basket stock on the determination date, as determined by the calculation agent.
Determination date:	August 22, 2017, subject to postponement for non-index business days or non-trading days, as applicable, and certain market disruption events.
Initial share price:	For each basket stock, the closing price for such basket stock on the pricing date.
Final share price:	For each basket stock, the closing price for such basket stock on the determination date.
Multiplier:	The multiplier will be set on the pricing date based on each basket component’s respective initial basket component value so that each basket component will represent its applicable basket component weighting in the predetermined initial basket value. Each multiplier will remain constant for the term of the PLUS. See “Basket—Multiplier” above.
Adjustment to the multipliers:	The multiplier for each basket stock is subject to adjustment for certain events affecting the underlying shares. See “Description of PLUS—Adjustment to the Multipliers” in the accompanying preliminary pricing supplement.
Listing:	The PLUS will not be listed on any securities exchange.
CUSIP / ISIN:	61761JF95 / US61761JF953
Agent:	Morgan Stanley & Co. LLC (“MS & Co.”), a wholly-owned subsidiary of Morgan Stanley. See “Supplemental information concerning plan of distribution; conflicts of interest.”
Estimated value on the pricing date:	Approximately $959.50 per PLUS, or within $15.00 of that estimate. See “Investment Summary” beginning on page 2.
Commissions and issue price:	Price to public	Agent’s commissions(1)	Proceeds to issuer(2)
Per security	$1,000	$	$
Total	$	$	$

(1)	Selected dealers and their financial advisors will collectively receive from the agent, MS & Co., a fixed sales commission of $ for each security they sell. See “Supplemental information regarding plan of distribution; conflicts of interest.” For additional information, see “Description of PLUS––Supplemental Information Concerning Plan of Distribution; Conflicts of Interest” in the accompanying preliminary pricing supplement and “Plan of Distribution (Conflicts of Interest)” in the accompanying prospectus supplement.
(2)	See “Use of proceeds and hedging” on page 20.

The PLUS involve risks not associated with an investment in ordinary debt securities. See “Risk Factors” beginning on page 5.

The Securities and Exchange Commission and state securities regulators have not approved or disapproved these securities, or determined if this document or the accompanying prospectus supplement and prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The PLUS are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

You should read this document together with the related prospectus supplement and prospectus, each of which can be accessed via the hyperlinks below. Please also see “Additional Information about the PLUS” at the end of this document.

Preliminary Pricing Supplement No. 479 dated August 13, 2015	Prospectus Supplement dated November 19, 2014	Prospectus dated November 19, 2014

PLUS due August 25, 2017 Based on the Performance of a Basket of Eight Stocks

Performance Leveraged Upside SecuritiesSM

Principal at Risk Securities

Investment Summary

Performance Leveraged Upside Securities

The PLUS due August 25, 2017 Based on the Performance of a Basket of Eight Stocks (the “PLUS”) can be used:

▪	As an alternative to direct exposure to the basket that enhances returns for a certain range of positive performance of the basket

▪	To enhance returns and potentially outperform the basket in a moderately bullish scenario

▪	To achieve similar levels of upside exposure to the basket as a direct investment, subject to the maximum payment at maturity, while using fewer dollars by taking advantage of the leverage factor

Maturity:	Approximately 2 years
Leverage factor:	300%
Maximum payment at maturity:	$1,250 per PLUS (125% of the stated principal amount)
Basket weighting:	12.50% for each basket stock
Interest:	None

The original issue price of each PLUS includes costs associated with issuing, selling, structuring and hedging the PLUS, which are borne by you, and, consequently, the estimated value of the PLUS on the pricing date will be less than $1,000. We estimate that the value of each PLUS on the pricing date will be approximately $959.50, or within $15.00 of that estimate. Our estimate of the value of the PLUS as determined on the pricing date will be set forth in the final pricing supplement.

What goes into the estimated value on the pricing date?

In valuing the PLUS on the pricing date, we take into account that the PLUS comprise both a debt component and a performance-based component linked to the basket stocks. The estimated value of the PLUS is determined using our own pricing and valuation models, market inputs and assumptions relating to the basket stocks, instruments based on the basket stocks, volatility and other factors including current and expected interest rates, as well as an interest rate related to our secondary market credit spread, which is the implied interest rate at which our conventional fixed rate debt trades in the secondary market.

What determines the economic terms of the PLUS?

In determining the economic terms of the PLUS, including the leverage factor and the maximum payment at maturity, we use an internal funding rate, which is likely to be lower than our secondary market credit spreads and therefore advantageous to us. If the issuing, selling, structuring and hedging costs borne by you were lower or if the internal funding rate were higher, one or more of the economic terms of the PLUS would be more favorable to you.

What is the relationship between the estimated value on the pricing date and the secondary market price of the PLUS?

The price at which MS & Co. purchases the PLUS in the secondary market, absent changes in market conditions, including those related to the basket stocks, may vary from, and be lower than, the estimated value on the pricing date, because the secondary market price takes into account our secondary market credit spread as well as the bid-offer spread that MS & Co. would charge in a secondary market transaction of this type and other factors. However, because the costs associated with issuing, selling, structuring and hedging the PLUS are not fully deducted upon issuance, for a period of up to 6 months following the issue date, to the extent that MS & Co. may buy or sell the PLUS in the secondary market, absent changes in market conditions, including those related to the basket stocks, and to our secondary market credit spreads, it would do so based on values higher than the estimated value. We expect that those higher values will also be reflected in your brokerage account statements.

August 2015	Page 2

PLUS due August 25, 2017 Based on the Performance of a Basket of Eight Stocks

Performance Leveraged Upside SecuritiesSM

Principal at Risk Securities

MS & Co. may, but is not obligated to, make a market in the PLUS, and, if it once chooses to make a market, may cease doing so at any time.

Key Investment Rationale

PLUS offer leveraged exposure to any positive performance of the basket, subject to a maximum payment at maturity. At maturity, if the basket has appreciated, investors will receive the stated principal amount of their investment plus leveraged upside performance of the underlying basket, subject to the maximum payment at maturity. At maturity, if the basket has depreciated in value the investor will lose 1% for every 1% decline in the value of the basket over the term of the PLUS. Investors may lose their entire initial investment in the PLUS.

Leveraged Performance	The PLUS offer investors an opportunity to capture enhanced returns for a certain range of positive performance relative to a direct investment in the basket.
Upside Scenario	The basket increases in value and, at maturity, the PLUS redeem for the stated principal amount of $1,000 plus 300% of the basket percent increase, subject to a maximum payment at maturity of $1,250 per PLUS (125% of the stated principal amount).
Par Scenario	The final basket value is equal to the initial basket value. In this case, you receive the stated principal amount of $1,000 at maturity.
Downside Scenario	The basket declines in value, and, at maturity, the PLUS redeem for less than the stated principal amount by an amount proportionate to the decline in the value of the basket over the term of the PLUS. For example, if the final basket value is 30% less than the initial basket value, the PLUS will redeem at maturity for a loss of 30% of principal at $700, or 70% of the stated principal amount. There is no minimum payment at maturity on the PLUS, and you could lose your entire investment.

August 2015	Page 3

PLUS due August 25, 2017 Based on the Performance of a Basket of Eight Stocks

Performance Leveraged Upside SecuritiesSM

Principal at Risk Securities

How the PLUS Work

Payoff Diagram

The payoff diagram below illustrates the payment at maturity on the PLUS based on the following terms:

Stated principal amount:	$1,000 per PLUS

Leverage factor:	300%

Maximum payment at maturity:	$1,250 per PLUS (125% of the stated principal amount)

Minimum payment at maturity:	None

PLUS Payoff Diagram

How it works

▪	Upside Scenario. If the final basket value is greater than the initial basket value, investors will receive the $1,000 stated principal amount plus 300% of the appreciation of the basket over the term of the PLUS, subject to the maximum payment at maturity. Under the terms of the PLUS, an investor will realize the maximum payment at maturity at a final basket value of approximately 108.33% of the initial basket value.

▪	Par Scenario. If the final basket value is equal to the initial basket value, the investor would receive the $1,000 stated principal amount.

▪	Downside Scenario. If the final basket value is less than the initial basket value, the investor would receive an amount that is less than the $1,000 stated principal amount, based on a 1% loss of principal for each 1% decline in the basket value. Under these circumstances, the payment at maturity will be less than the stated principal amount per PLUS. There is no minimum payment at maturity on the PLUS.

If the basket depreciates 30%, the investor would lose 30% of the investor’s principal and receive only $700 per PLUS at maturity, or 70% of the stated principal amount.

August 2015	Page 4

PLUS due August 25, 2017 Based on the Performance of a Basket of Eight Stocks

Performance Leveraged Upside SecuritiesSM

Principal at Risk Securities

Risk Factors

The following is a non-exhaustive list of certain key risk factors for investors in the PLUS. For further discussion of these and other risks, you should read the section entitled “Risk Factors” in the accompanying prospectus supplement and prospectus. You should also consult with your investment, legal, tax, accounting and other advisers in connection with your investment in the PLUS.

▪	The PLUS do not pay interest or guarantee the return of any principal at maturity. The terms of the PLUS differ from those of ordinary debt securities in that we will not pay you any interest on the PLUS or guarantee to pay you the stated principal amount of the PLUS, or any amount, at maturity. Instead, you will receive at maturity for each $1,000 stated principal amount of PLUS that you hold an amount in cash based upon the performance of the basket. If the value of the basket has increased over the term of the PLUS, you will receive an amount in cash equal to $1,000 plus the leveraged upside payment, subject to the maximum payment at maturity. If, however, the value of the basket has decreased over the term of the PLUS, you will receive an amount in cash that is less than the $1,000 stated principal amount of each PLUS by an amount proportionate to the full decrease in the final basket value from the initial basket value. There is no minimum payment at maturity on the PLUS, and, accordingly, you could lose your entire initial investment in the PLUS. See “How the PLUS Work” on page 4.

▪	Your appreciation potential is limited. The appreciation potential of the PLUS is limited by the maximum payment at maturity per PLUS of $1,250, or 125% of the stated principal amount. Although the leverage factor provides 300% exposure to any increase in the value of the basket at maturity above the initial basket value, because the payment at maturity will be limited to 125% of the stated principal amount for the PLUS, any increase in the final basket value over the initial basket value by more than approximately 8.33% of the initial basket value will not further increase the return on the PLUS. See “How the PLUS Work” on page 4.

▪	The market price of the PLUS may be influenced by many unpredictable factors. Several factors, many of which are beyond our control, will influence the value of the PLUS in the secondary market and the price at which MS & Co. may be willing to purchase or sell the PLUS in the secondary market, including:

•	the market price and relative performance of each of the basket stocks at any time and, in particular, on the determination date;

•	the volatility (frequency and magnitude of changes in price) and dividend yield, if any, of each of the basket stocks;

•	interest and yield rates in the market;

•	geopolitical conditions and economic, financial, political, regulatory or judicial events that affect the basket stocks or stock markets generally and which may affect the final basket value;

•	the time remaining until the PLUS mature;

•	the occurrence of certain events affecting a particular basket stock that may or may not require an adjustment to its multiplier, or adjustments to the basket; and

•	any actual or anticipated changes in our credit ratings or credit spreads.

Some or all of these factors will influence the price that you will receive if you sell your PLUS prior to maturity. For example, you may have to sell your PLUS at a substantial discount from the stated principal amount of $1,000 per PLUS if the closing prices of the basket stocks at the time of sale are at or below their closing prices on the pricing date, or if market interest rates rise. You cannot predict the future performance of any of the basket stocks based on their historical performance. The performance of the basket may be negative such that you will receive at maturity an amount that is less than the $1,000 stated principal amount of each PLUS (and which could be significantly less or zero) by an amount proportionate to the full decrease in the value of the basket from its initial basket value. There can be no assurance that there will be any increase in the value of the basket such that you will receive at maturity an amount in excess of the stated principal amount of the PLUS, or any amount at all.

▪	The PLUS are subject to the credit risk of Morgan Stanley, and any actual or anticipated changes to its credit ratings or credit spreads may adversely affect the market value of the PLUS. You are dependent on Morgan Stanley’s ability to pay all amounts due on the PLUS at maturity, and therefore, you are subject to the credit risk of Morgan Stanley. If Morgan Stanley defaults on its obligations under the PLUS, your investment would be at risk and you could lose some or all of your investment. As a result, the market value of the PLUS prior to maturity will be affected by changes in the market’s view of Morgan Stanley’s creditworthiness. Any actual or anticipated decline in Morgan Stanley’s

August 2015	Page 5

PLUS due August 25, 2017 Based on the Performance of a Basket of Eight Stocks

Performance Leveraged Upside SecuritiesSM

Principal at Risk Securities

credit ratings or increase in the credit spreads charged by the market for taking Morgan Stanley credit risk is likely to adversely affect the market value of the PLUS.

▪	There are risks associated with investments in securities linked to the value of equity securities issued by a foreign company. One of the basket stocks is issued by Masonite International Corporation, a Canadian company. Investments in securities linked to the value of any equity securities issued by a foreign company involve risks associated with the securities markets in those countries, including risks of volatility in those markets, governmental intervention in those markets and cross-shareholdings in companies in certain countries. Also, foreign companies are subject to accounting, auditing and financial reporting standards and requirements different from those applicable to U.S. reporting companies. The prices of securities issued by foreign companies may be affected by political, economic, financial and social factors in those countries, or global regions, including changes in government, economic and fiscal policies and currency exchange laws.

▪	The amount payable on the PLUS is not linked to the basket at any time other than the determination date. The final basket value will be based on the closing prices of the basket stocks on the determination date, subject to postponement for non-trading days and certain market disruption events. Even if the value of the basket appreciates prior to the determination date but then drops by the determination date to below the initial basket value, the payment at maturity will be significantly less than it would have been had the payment at maturity been linked to the value of the basket prior to such drop. Although the actual value of the basket on the stated maturity date or at other times during the term of the PLUS may be higher than the final basket value, the payment at maturity will be based solely on the value of the basket on the determination date.

▪	The PLUS will not be listed and secondary trading may be limited. The PLUS will not be listed on any securities exchange. Therefore, there may be little or no secondary market for the PLUS. MS & Co. may, but is not obligated to, make a market in the PLUS and, if it once chooses to make a market, may cease doing so at any time. When it does make a market, it will generally do so for transactions of routine secondary market size at prices based on its estimate of the current value of the PLUS, taking into account its bid/offer spread, our credit spreads, market volatility, the notional size of the proposed sale, the cost of unwinding any related hedging positions, the time remaining to maturity and the likelihood that it will be able to resell the PLUS. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the PLUS easily. Since other broker-dealers may not participate significantly in the secondary market for the PLUS, the price at which you may be able to trade your PLUS is likely to depend on the price, if any, at which MS & Co. is willing to transact. If, at any time, MS & Co. were to cease making a market in the PLUS, it is likely that there would be no secondary market for the PLUS. Accordingly, you should be willing to hold your PLUS to maturity.

▪	The rate we are willing to pay for securities of this type, maturity and issuance size is likely to be lower than the rate implied by our secondary market credit spreads and advantageous to us. Both the lower rate and the inclusion of costs associated with issuing, selling, structuring and hedging the PLUS in the original issue price reduce the economic terms of the PLUS, cause the estimated value of the PLUS to be less than the original issue price and will adversely affect secondary market prices. Assuming no change in market conditions or any other relevant factors, the prices, if any, at which dealers, including MS & Co., may be willing to purchase the PLUS in secondary market transactions will likely be significantly lower than the original issue price, because secondary market prices will exclude the issuing, selling, structuring and hedging-related costs that are included in the original issue price and borne by you and because the secondary market prices will reflect our secondary market credit spreads and the bid-offer spread that any dealer would charge in a secondary market transaction of this type as well as other factors.

The inclusion of the costs of issuing, selling, structuring and hedging the PLUS in the original issue price and the lower rate we are willing to pay as issuer make the economic terms of the PLUS less favorable to you than they otherwise would be.

However, because the costs associated with issuing, selling, structuring and hedging the PLUS are not fully deducted upon issuance, for a period of up to 6 months following the issue date, to the extent that MS & Co. may buy or sell the PLUS in the secondary market, absent changes in market conditions, including those related to the basket stocks, and to our secondary market credit spreads, it would do so based on values higher than the estimated value, and we expect that those higher values will also be reflected in your brokerage account statements.

▪	The estimated value of the PLUS is determined by reference to our pricing and valuation models, which may differ from those of other dealers and is not a maximum or minimum secondary market price. These pricing and valuation models are proprietary and rely in part on subjective views of certain market inputs and certain assumptions about future events, which may prove to be incorrect. As a result, because there is no market-standard way to value these types of securities, our models may yield a higher estimated value of the PLUS than those generated by others, including other dealers in the market, if they attempted to value the PLUS. In addition, the estimated value on the pricing date does not represent a minimum or maximum price at which dealers, including MS & Co., would be willing to purchase

August 2015	Page 6

PLUS due August 25, 2017 Based on the Performance of a Basket of Eight Stocks

Performance Leveraged Upside SecuritiesSM

Principal at Risk Securities

your PLUS in the secondary market (if any exists) at any time. The value of your PLUS at any time after the date of this pricing supplement will vary based on many factors that cannot be predicted with accuracy, including our creditworthiness and changes in market conditions. See also “The market price of the PLUS may be influenced by many unpredictable factors” above.

▪	Changes in the value of one basket stock may offset the value of the other. Price movements in the basket stocks may not correlate with each other. At a time when the price of one or more basket stocks increases, the price of the other basket stock(s) may not increase as much, or may even decline in value. Therefore, in calculating the final basket value on the determination date, the increase in the price of one basket stock may be moderated, or wholly offset, by a lesser increase or decline in the price of the other basket stock. For further information on each of the basket stocks, please see “Basket Overview” below. You cannot predict the future performance of any basket stock, or of the basket as a whole, or whether increase in the value of one basket stock will be offset by decrease in the value of the other basket stock, based on the historical information included in this document or in the preliminary pricing supplement.

In addition, there can be no assurance that the final basket value will be higher than the initial basket value such that you will receive at maturity an amount in excess of the $1,000 stated principal amount of the PLUS. Nor can there be any assurance that the final basket value will not increase beyond approximately 108.33% of the initial basket value, in which case you will only receive the maximum payment at maturity. Although the leverage factor provides 300% exposure to any increase in the value of the basket at maturity above the initial basket value, because the payment at maturity will be limited to 125% of the stated principal amount for the PLUS, any increase in the final basket value over the initial basket value by more than approximately 8.33% of the initial basket value will not further increase the return on the PLUS.

▪	Basket stock prices are volatile. The trading prices of common stocks can be volatile. Fluctuations in the trading prices of the basket stocks may result in a significant disparity between the prices of the basket stocks on the determination date and the overall performance of the basket stocks over the term of the PLUS.

▪	Morgan Stanley is not affiliated with the issuers of the basket stocks. We are not affiliated with any of the issuers of the basket stocks and the issuers of the basket stocks are not involved with this offering in any way. Consequently, we have no ability to control the actions of the issuers of the basket stocks, including any corporate actions of the type that would require the calculation agent to adjust the multipliers of the basket stocks. The issuers of the basket stocks have no obligation to consider your interests as an investor in the PLUS in taking any corporate actions that might affect the value of your PLUS. None of the money you pay for the PLUS will go to the issuers of the basket stocks.

▪	Morgan Stanley may engage in business with or involving one or more of the issuers of the basket stocks without regard to your interests. We or our affiliates may presently or from time to time engage in business with one or more of the issuers of the basket stocks without regard to your interests, including extending loans to, or making equity investments in, one or more of the issuers of the basket stocks or their affiliates or subsidiaries, or providing advisory services to one or more of the issuers of the basket stocks, such as merger and acquisition advisory services. In the course of our business, we or our affiliates may acquire non-public information about one or more of the issuers of the basket stocks. Neither we nor any of our affiliates undertakes to disclose any such information to you. In addition, we or our affiliates from time to time have published and in the future may publish research reports with respect to the basket stocks. These research reports may or may not recommend that investors buy or hold the basket stocks. The basket was compiled independently of any research recommendations and may not be consistent with such recommendations. Furthermore, the composition of the basket will not be affected by any change that we or our affiliates may make in our recommendations or decisions to begin or discontinue coverage of any of the issuers of the basket stocks in our research reports.

▪	You have no shareholder rights. Investing in the PLUS is not equivalent to investing in the basket stocks. As an investor in the PLUS, you will not have voting rights or the right to receive dividends or other distributions or any other rights with respect to any basket stock.

▪	The final share prices of the basket stocks may come to be based on the value of the common stock of companies other than the issuers of the basket stocks. Following certain corporate events relating to a basket stock, such as a stock-for-stock merger where the basket stock is not the surviving entity, you will receive at maturity an amount based on the closing price of the common stock of a successor corporation to the issuer of the basket stock. Following certain other corporate events relating to a basket stock, such as a merger event where holders of the basket stock would receive all or a substantial portion of their consideration in cash or a significant cash dividend or distribution of property with respect to such basket stock, the value of such cash consideration will be reallocated to the other, unaffected basket stock. We describe the specific corporate events that can lead to these adjustments and the procedures for selecting those other reference stocks in the section of the accompanying preliminary pricing supplement called “Description of PLUS—Adjustments to the Multipliers.” You should read this section in order to understand these and other adjustments that may be made to your PLUS.

August 2015	Page 7

PLUS due August 25, 2017 Based on the Performance of a Basket of Eight Stocks

Performance Leveraged Upside SecuritiesSM

Principal at Risk Securities

▪	The adjustments to the multipliers the calculation agent is required to make do not cover every corporate event that can affect the basket stocks. MS & Co., as calculation agent, will adjust the multiplier for a basket stock for certain events affecting the basket stock, such as stock splits and stock dividends, and certain other corporate actions involving the issuer of the basket stock, such as mergers. However, the calculation agent will not make an adjustment for every corporate event or every distribution that could affect the basket stocks. For example, the calculation agent is not required to make any adjustments if the issuer of a basket stock or anyone else makes a partial tender or partial exchange offer for that basket stock. If an event occurs that does not require the calculation agent to adjust the multiplier, the market price of the PLUS may be materially and adversely affected. The determination by the calculation agent to adjust, or not to adjust, the multiplier may materially and adversely affect the market price of the PLUS.

▪	The calculation agent, which is a subsidiary of the issuer, will make determinations with respect to the PLUS. As calculation agent, MS & Co. will determine the initial share prices, the multipliers, the final share prices, will calculate the final basket value, will determine what adjustments should be made, if any, to the multiplier for a basket stock to reflect certain corporate and other events and whether a market disruption event has occurred and will determine the payment to you, if any, at maturity on the PLUS. Moreover, certain determinations made by MS & Co., in its capacity as calculation agent, may require it to exercise discretion and make subjective judgments, such as with respect to the occurrence or non-occurrence of market disruption events and the calculation of the final basket value (and of any multiplier adjustments). These potentially subjective determinations may adversely affect the payout to you at maturity, if any. For further information regarding these types of determinations, see “Description of PLUS—Initial Basket Value,” “—Final Basket Value,” “—Determination Date,” “—Closing Price,” “—Trading Day,” “—Calculation Agent,” “—Market Disruption Event,” “—Antidilution Adjustments,” “—Alternate Exchange Calculation in Case of an Event of Default” and “—Adjustments to the Multipliers” in the accompanying preliminary pricing supplement. In addition, MS & Co. has determined the estimated value of the PLUS on the pricing date.

▪	Hedging and trading activity by our subsidiaries could potentially adversely affect the value of the PLUS. One or more of our subsidiaries and/or third-party dealers have carried out, and will continue to carry out, hedging activities related to the PLUS, including trading in the basket stocks and in options contracts on the basket stocks, as well as in other instruments related to the basket stocks. As a result, these entities may be unwinding or adjusting hedge positions during the term of the PLUS, and the hedging strategy may involve greater and more frequent dynamic adjustments to the hedge as the determination date approaches. Some of our other subsidiaries also trade the basket stocks and other financial instruments related to the basket stocks on a regular basis as part of their general broker-dealer and other businesses. Any of these hedging or trading activities on or prior to the pricing date could increase the prices of the basket stocks and, therefore, could increase the prices at which the basket stocks must close on the determination date so that investors do not suffer a loss on their initial investment in the PLUS. Additionally, such hedging or trading activities during the term of the PLUS, including on the determination date, could adversely affect the value of the basket stocks on the determination date and, accordingly, the amount of cash an investor will receive, if any, at maturity.

▪	The U.S. federal income tax consequences of an investment in the PLUS are uncertain. Please read the discussion under “Additional provisions—Tax considerations” in this document and the discussion under “United States Federal Taxation” in the accompanying preliminary pricing supplement (together the “Tax Disclosure Sections”) concerning the U.S. federal income tax consequences of an investment in the PLUS.

If the IRS were successful in asserting an alternative treatment for the PLUS, the timing and character of income on the PLUS might differ significantly from the tax treatment described in the Tax Disclosure Sections. For example, under one possible treatment, the IRS could seek to recharacterize the PLUS as debt instruments. In that event, U.S. Holders would be required to accrue into income original issue discount on the PLUS every year at a “comparable yield” determined at the time of issuance and recognize all income and gain in respect of the PLUS as ordinary income. Additionally, as discussed under “United States Federal Taxation – FATCA Legislation” in the accompanying preliminary pricing supplement for the PLUS, the withholding rules commonly referred to as “FATCA” would apply to the PLUS if they were recharacterized as debt instruments. We do not plan to request a ruling from the IRS regarding the tax treatment of the PLUS, and the IRS or a court may not agree with the tax treatment described in the Tax Disclosure Sections.

In 2007, the U.S. Treasury Department and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. The notice focuses in particular on whether to require holders of these instruments to accrue income over the term of their investment. It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; whether short-term instruments should be subject to any such accrual regime; the relevance of factors such as the exchange-traded status of the instruments and the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. investors should be subject to withholding tax; and whether these instruments are or should be subject to the “constructive ownership” rule, which very generally can operate

August 2015	Page 8

PLUS due August 25, 2017 Based on the Performance of a Basket of Eight Stocks

Performance Leveraged Upside SecuritiesSM

Principal at Risk Securities

to recharacterize certain long-term capital gain as ordinary income and impose an interest charge. While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the PLUS, possibly with retroactive effect. Both U.S. and Non-U.S. Holders should consult their tax advisers regarding the U.S. federal income tax consequences of an investment in the PLUS, including possible alternative treatments, the issues presented by this notice and any tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

August 2015	Page 9

PLUS due August 25, 2017 Based on the Performance of a Basket of Eight Stocks

Performance Leveraged Upside SecuritiesSM

Principal at Risk Securities

Basket Overview

The basket consists of the common stock of Bed Bath & Beyond Inc., The Home Depot, Inc.,Trex Company, Inc., Mohawk Industries, Inc., Masonite International Corporation, D.R. Horton, Inc., Zillow Group, Inc. and SolarCity Corporation (each, a “basket stock,” and collectively, the “basket”). The issuers of the basket stocks are registered under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Companies with securities registered under the Exchange Act are required to file periodically certain financial and other information specified by the Securities and Exchange Commission (the “Commission”). Information provided to or filed with the Commission can be inspected and copied at the public reference facilities maintained by the Commission at Room 1580, 100 F Street, N.E., Washington, D.C. 20549, and copies of such material can be obtained from the Public Reference Section of the Commission, 100 F Street, N.E., Washington, D.C. 20549, at prescribed rates. In addition, information provided to or filed with the Commission electronically can be accessed through a website maintained by the Commission. The address of the Commission’s website is http://www.sec.gov. Information provided to or filed with the Commission by each of the issuers of the basket stocks pursuant to the Exchange Act can be located by reference to its respective Commission file number, set forth below. In addition, information regarding the issuers of the Basket Stocks may be obtained from other sources including, but not limited to, press releases, newspaper articles and other publicly disseminated documents. We make no representation or warranty as to the accuracy or completeness of such information.

Information as of market close on August 11, 2015:

Basket Stock Information as of August 11, 2015
Issuer of basket stock	Bloomberg ticker symbol*	Current Basket Stock Level	52 Weeks Ago	52 Week High	52 Week Low
Bed Bath & Beyond Inc.	BBBY	$63.84	$62.60	(on 1/18/2015): $79.45	(on 8/13/2014): $61.88
The Home Depot, Inc.	HD	$117.69	$82.88	(on 8/5/2015): $118.00	(on 8/11/2014): $82.88
Trex Company, Inc.	TREX	$41.67	$36.31	(on 4/8/2015): $56.88	(on 10/13/2014): $31.64
Mohawk Industries, Inc.	MHK	$204.92	$134.58	(on 8/10/2015): $205.42	(on 10/13/2014): $124.82
Masonite International Corporation	DOOR	$66.79	$53.82	(on 6/23/2015): $71.39	(on 10/15/2014): $52.96
D.R. Horton, Inc.	DHI	$29.38	$20.67	(on 7/31/2015): $29.69	(on 10/13/2014): $19.49
Zillow Group, Inc.	Z	$72.82	$135.78	(on 8/22/2014): $146.85	(on 8/5/2015): $72.42
SolarCity Corporation	SCTY	$48.79	$73.40	(on 9/12/2014): $74.01	(on 3/16/2015): $47.53

The following graph is calculated as if the basket had an initial value of 100 on September 9, 2013 (assuming that each basket stock is weighted as described in “Basket” on the cover page) and illustrates the effect of the offset and/or correlation among the basket stocks during such period (one of the basket stocks, the common stock of Masonite International Corporation, began trading on the New York Stock Exchange of September 9, 2013). The graph does not take into account the leverage factor or the maximum payment at maturity, nor does it attempt to show your expected return on an investment in the PLUS. The historical performance of the basket should not be taken as an indication of its future performance.

August 2015	Page 10

PLUS due August 25, 2017 Based on the Performance of a Basket of Eight Stocks

Performance Leveraged Upside SecuritiesSM

Principal at Risk Securities

Basket Historical Performance September 9, 2013 to August 11, 2015

The following graphs set forth the daily closing prices of each of the basket stocks for the period from January 1, 2010 (or such later date when such basket stock began trading on the relevant exchange) through August 11, 2015. The related tables set forth the published high and low closing values and closing prices, as applicable, as well as end-of-quarter closing values and closing prices, for each of the basket stocks for each quarter from January 1, 2012 (or such later date when such basket stock began trading on the relevant exchange) through August 11, 2015. The closing values and closing prices, as applicable, for each of the basket stocks on August 11, 2015 were: (i) in the case of Bed Bath & Beyond Inc., 63.84, (ii) in the case of The Home Depot, Inc, $117.69, (iii) in the case of Trex Company, Inc., $41.67, (iv) in the case of Mohawk Industries, Inc., $204.92, (v) in the case of Masonite International Corporation, $66.79, (vi) in the case of D.R. Horton, Inc., $29.38, (vii) in the case of Zillow Group, Inc., $72.82 and (viii) in the case of SolarCity Corporation, 48.79. We obtained the information in the tables and graphs below from Bloomberg Financial Markets, without independent verification. The historical values of the basket stocks should not be taken as an indication of their future performance, and no assurance can be given as to the basket closing value on the determination date.

Bed Bath & Beyond Inc. is a retailer that sells domestic merchandise and home furnishings. Its Commission file number is 0-20214.

Bed Bath & Beyond Inc. January 1, 2010 to August 11, 2015

August 2015	Page 11

PLUS due August 25, 2017 Based on the Performance of a Basket of Eight Stocks

Performance Leveraged Upside SecuritiesSM

Principal at Risk Securities

Bed Bath & Beyond Inc. (CUSIP 075896100)	High	Low	Period End
2012
First Quarter	67.37	57.94	65.77
Second Quarter	74.72	59.34	61.80
Third Quarter	71.60	60.24	63.00
Fourth Quarter	63.11	54.91	55.91
2013
First Quarter	65.24	55.39	64.42
Second Quarter	71.99	63.76	70.95
Third Quarter	78.18	71.46	77.36
Fourth Quarter	80.30	74.95	80.30
2014
First Quarter	80.48	62.68	68.80
Second Quarter	69.80	56.70	57.38
Third Quarter	67.33	57.80	65.83
Fourth Quarter	76.82	62.40	76.17
2015
First Quarter	79.45	72.16	76.78
Second Quarter	77.68	68.77	68.98
Third Quarter (through August 11, 2015)	69.46	63.19	63.84

August 2015	Page 12

PLUS due August 25, 2017 Based on the Performance of a Basket of Eight Stocks

Performance Leveraged Upside SecuritiesSM

Principal at Risk Securities

The Home Depot, Inc. is a home improvement retailer that sells building materials, home improvement products, and a number of services. Its Commission file number is 1-8207.

The Home Depot, Inc. January 1, 2010 to August 11, 2015

The Home Depot, Inc. (CUSIP 437076102)	High	Low	Period End
2012
First Quarter	50.31	42.14	50.31
Second Quarter	52.99	47.02	52.99
Third Quarter	60.37	50.70	60.37
Fourth Quarter	65.07	59.01	61.85
2013
First Quarter	71.37	62.85	69.78
Second Quarter	79.82	69.67	77.47
Third Quarter	80.54	72.70	75.85
Fourth Quarter	82.34	74.14	82.34
2014
First Quarter	82.91	74.97	79.13
Second Quarter	81.13	75.70	80.96
Third Quarter	93.50	79.40	91.74
Fourth Quarter	104.97	87.85	104.97
2015
First Quarter	117.49	100.95	113.61
Second Quarter	115.59	106.98	111.13
Third Quarter (through August 11, 2015)	118.00	111.00	117.69

August 2015	Page 13

PLUS due August 25, 2017 Based on the Performance of a Basket of Eight Stocks

Performance Leveraged Upside SecuritiesSM

Principal at Risk Securities

Trex Company, Inc. is a manufacturer of wood-alternative decking and railing products. Its Commission file number is 001-14649.

Trex Company, Inc. January 1, 2010 to August 11, 2015

Trex Company, Inc. (CUSIP 89531P105)	High ($)	Low ($)	Period End ($)
2012
First Quarter	16.35	11.49	16.04
Second Quarter	16.49	13.06	15.05
Third Quarter	17.12	12.47	17.06
Fourth Quarter	20.38	16.50	18.62
2013
First Quarter	25.72	19.27	24.59
Second Quarter	28.50	22.88	23.75
Third Quarter	25.72	21.06	24.77
Fourth Quarter	40.71	23.21	39.77
2014
First Quarter	41.29	31.68	36.58
Second Quarter	40.06	28.56	28.82
Third Quarter	38.77	26.44	34.57
Fourth Quarter	44.14	31.64	42.58
2015
First Quarter	54.53	38.69	54.53
Second Quarter	56.88	46.92	49.43
Third Quarter (through August 11, 2015)	49.75	38.84	41.67

August 2015	Page 14

PLUS due August 25, 2017 Based on the Performance of a Basket of Eight Stocks

Performance Leveraged Upside SecuritiesSM

Principal at Risk Securities

Mohawk Industries, Inc. is a flooring manufacturer that creates products to enhance residential and commercial spaces globally. Its Commission file number is 01-13697.

Mohawk Industries, Inc. January 1, 2010 to August 11, 2015

Mohawk Industries, Inc. (CUSIP 608190104)	High ($)	Low ($)	Period End ($)
2012
First Quarter	67.22	59.39	66.51
Second Quarter	74.57	60.50	69.83
Third Quarter	82.59	65.77	80.02
Fourth Quarter	91.29	78.22	90.47
2013
First Quarter	114.59	92.74	113.12
Second Quarter	119.53	106.08	112.49
Third Quarter	133.52	109.03	130.25
Fourth Quarter	148.90	124.28	148.90
2014
First Quarter	149.58	133.39	135.98
Second Quarter	140.94	130.62	138.34
Third Quarter	148.12	124.77	134.82
Fourth Quarter	157.60	124.82	155.36
2015
First Quarter	186.17	152.74	185.75
Second Quarter	194.34	173.50	190.90
Third Quarter (through August 11, 2015)	205.42	189.41	204.92

August 2015	Page 15

PLUS due August 25, 2017 Based on the Performance of a Basket of Eight Stocks

Performance Leveraged Upside SecuritiesSM

Principal at Risk Securities

Masonite International Corporation is a designer and manufacturer of interior and exterior doors for the residential new construction. Its Commission file number is 001-11796. The common stock of Masonite International Corporation began trading on the New York Stock Exchange on September 9, 2013 and therefore has limited historical performance.

Masonite International Corporation September 9, 2013 to August 11, 2015

Masonite International Corporation (CUSIP 575385109)	High ($)	Low ($)	Period End ($)
2013
Third Quarter (beginning September 9, 2013)	51.75	48.50	48.93
Fourth Quarter	60.00	46.78	60.00
2014
First Quarter	60.00	53.39	56.52
Second Quarter	58.77	49.76	56.26
Third Quarter	58.59	48.66	55.38
Fourth Quarter	61.83	52.96	61.46
2015
First Quarter	67.26	58.21	67.26
Second Quarter	71.39	66.20	70.11
Third Quarter (through August 11, 2015)	70.85	66.79	66.79

August 2015	Page 16

PLUS due August 25, 2017 Based on the Performance of a Basket of Eight Stocks

Performance Leveraged Upside SecuritiesSM

Principal at Risk Securities

D.R. Horton, Inc.is a homebuilding company that constructs and sells homes. Its Commission file number is 1-14122.

D.R. Horton, Inc. January 1, 2010 to August 11, 2015

D.R. Horton, Inc. (CUSIP 23331A109)	High ($)	Low ($)	Period End ($)
2012
First Quarter	16.32	12.96	15.17
Second Quarter	18.38	14.05	18.38
Third Quarter	22.37	17.27	20.63
Fourth Quarter	22.00	18.39	19.78
2013
First Quarter	25.43	20.38	24.30
Second Quarter	27.60	20.91	21.28
Third Quarter	22.98	17.77	19.43
Fourth Quarter	22.32	17.69	22.32
2014
First Quarter	24.87	20.88	21.65
Second Quarter	24.61	21.35	24.58
Third Quarter	25.10	20.11	20.52
Fourth Quarter	25.58	19.49	25.29
2015
First Quarter	28.48	22.95	28.48
Second Quarter	29.04	25.18	27.36
Third Quarter (through August 11, 2015)	29.69	26.73	29.38

August 2015	Page 17

PLUS due August 25, 2017 Based on the Performance of a Basket of Eight Stocks

Performance Leveraged Upside SecuritiesSM

Principal at Risk Securities

Zillow Group, Inc. operates real estate and home-related information marketplaces on mobile and the web. Its Commission file number is 001-35237. The common stock of Zillow Group, Inc. began trading on the NASDAQ on July 19, 2011 and therefore has limited historical performance.

Zillow Group, Inc. July 19, 2011 to August 11, 2015

Zillow Group, Inc. (CUSIP 98954M101)	High ($)	Low ($)	Period End ($)
2012
First Quarter	35.59	23.00	35.59
Second Quarter	43.11	30.79	38.63
Third Quarter	46.17	35.85	42.18
Fourth Quarter	40.83	23.36	27.75
2013
First Quarter	56.20	28.30	54.67
Second Quarter	62.94	49.93	56.30
Third Quarter	100.50	56.27	84.30
Fourth Quarter	89.58	71.28	81.73
2014
First Quarter	100.24	76.95	88.10
Second Quarter	142.93	86.99	142.93
Third Quarter	160.32	115.99	115.99
Fourth Quarter	120.96	99.37	105.89
2015
First Quarter	125.49	95.43	100.30
Second Quarter	103.03	85.71	86.74
Third Quarter (through August 11, 2015)	88.15	72.42	72.82

August 2015	Page 18

PLUS due August 25, 2017 Based on the Performance of a Basket of Eight Stocks

Performance Leveraged Upside SecuritiesSM

Principal at Risk Securities

SolarCity Corporation sells renewable energy and installs solar energy systems. Its Commission file number is 001-35758. The common stock of SolarCity Corporation began trading on the NASDAQ on December 12, 2012 and therefore has limited historical performance.

SolarCity Corporation December 12, 2012 to August 11, 2015

SolarCity Corporation (CUSIP 83416T100)	High	Low	Period End
2012
Fourth Quarter (beginning December 12, 2012)	12.33	8.00	11.93
2013
First Quarter	19.27	11.93	18.88
Second Quarter	51.60	18.23	37.75
Third Quarter	45.15	28.63	34.60
Fourth Quarter	62.77	35.50	56.82
2014
First Quarter	86.14	56.82	62.62
Second Quarter	70.87	47.71	70.60
Third Quarter	75.63	59.60	59.60
Fourth Quarter	59.18	48.35	53.48
2015
First Quarter	58.12	47.53	51.28
Second Quarter	62.72	50.48	53.55
Third Quarter (through August 11, 2015)	60.17	48.79	48.79

August 2015	Page 19

PLUS due August 25, 2017 Based on the Performance of a Basket of Eight Stocks

Performance Leveraged Upside SecuritiesSM

Principal at Risk Securities

Additional Information about the PLUS

Please read this information in conjunction with the summary terms on the front cover of this document.

Additional provisions:
Postponement of maturity date:	If the determination date is postponed so that it falls less than two business days prior to the scheduled maturity date, the maturity date will be postponed to the second business day following the determination date as postponed.
Minimum ticketing size:	$1,000 / 1 PLUS
Bull market or bear market PLUS:	Bull Market PLUS
Tax considerations:

You should note that the discussion under “United States Federal Taxation” in the accompanying prospectus supplement does not apply to the PLUS offered under the accompanying preliminary pricing supplement and is superseded by the following discussion.

Although there is uncertainty regarding the U.S. federal income tax consequences of an investment in the PLUS due to the lack of governing authority, in the opinion of our counsel, Davis Polk & Wardwell LLP, under current law, and based on current market conditions, each PLUS should be treated as a single financial contract that is an “open transaction” for U.S. federal income tax purposes.

Assuming this treatment of the PLUS is respected, the following U.S. federal income tax consequences should result based on current law:
▪ A U.S. Holder should not be required to recognize taxable income over the term of the PLUS prior to settlement, other than pursuant to a sale or exchange.
▪ Upon sale, exchange or settlement of the PLUS, a U.S. Holder should recognize capital gain or loss equal to the difference between the amount realized and the U.S. Holder’s tax basis in the PLUS. Such gain or loss should be long-term capital gain or loss if the investor has held the PLUS for more than one year, and short-term capital gain or loss otherwise.

In 2007, the U.S. Treasury Department and the Internal Revenue Service (the “IRS”) released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. The notice focuses in particular on whether to require holders of these instruments to accrue income over the term of their investment. It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; whether short-term instruments should be subject to any such accrual regime; the relevance of factors such as the exchange-traded status of the instruments and the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. investors should be subject to withholding tax; and whether these instruments are or should be subject to the “constructive ownership” rule, which very generally can operate to recharacterize certain long-term capital gain as ordinary income and impose an interest charge. While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the PLUS, possibly with retroactive effect.

Both U.S. and non-U.S. investors considering an investment in the PLUS should read the discussion under “Risk Factors” in this document and the discussion under “United States Federal Taxation” in the accompanying preliminary pricing supplement and consult their tax advisers regarding all aspects of the U.S. federal income tax consequences of an investment in the PLUS, including possible alternative treatments, the issues presented by the aforementioned notice and any tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

The discussion in the preceding paragraphs under “Tax considerations” and the discussion contained in the section entitled “United States Federal Taxation” in the accompanying preliminary pricing supplement, insofar as they purport to describe provisions of U.S. federal income tax laws or legal conclusions with respect thereto, constitute the full opinion of Davis Polk & Wardwell LLP regarding the material U.S. federal tax consequences of an investment in the PLUS.

Trustee:	The Bank of New York Mellon
Calculation agent:	MS & Co.
Use of proceeds and hedging:	The proceeds we receive from the sale of the PLUS will be used for general corporate purposes. We will receive, in aggregate, $1,000 per PLUS issued, because, when we enter into hedging transactions

August 2015	Page 20

PLUS due August 25, 2017 Based on the Performance of a Basket of Eight Stocks

Performance Leveraged Upside SecuritiesSM

Principal at Risk Securities

in order to meet our obligations under the PLUS, our hedging counterparty will reimburse the cost of the agent’s commissions. The costs of the PLUS borne by you and described beginning on page 2 above comprise the agent’s commissions and the cost of issuing, structuring and hedging the PLUS.
On or prior to the pricing date, we expect to hedge our anticipated exposure in connection with the PLUS by taking positions in the basket stocks or in options contracts on the basket stocks that are listed on major securities markets or positions in any other available securities or instruments that we may wish to use in connection with such hedging. Such purchase activity could increase the closing prices of the basket stocks, and, therefore, could increase the prices at which the basket stocks must close on the determination date so that you do not suffer a loss on your initial investment in the PLUS. In addition, through our subsidiaries, we are likely to modify our hedge position throughout the life of the PLUS by purchasing and selling basket stocks, futures or options contracts on the basket stocks that are listed on major securities markets or positions in any other available securities or instruments that we may wish to use in connection with such hedging activities, including by selling any such securities or instruments on the determination date. As a result, these entities may be unwinding or adjusting hedge positions during the term of the PLUS, and the hedging strategy may involve greater and more frequent dynamic adjustments to the hedge as the determination date approaches. We cannot give any assurance that our hedging activities will not affect the value of the basket stocks and, therefore, adversely affect the value of the PLUS or the payment you will receive at maturity, if any.
Benefit plan investor considerations:

Each fiduciary of a pension, profit-sharing or other employee benefit plan subject to the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) (a “Plan”), should consider the fiduciary standards of ERISA in the context of the Plan’s particular circumstances before authorizing an investment in the PLUS. Accordingly, among other factors, the fiduciary should consider whether the investment would satisfy the prudence and diversification requirements of ERISA and would be consistent with the documents and instruments governing the Plan.

In addition, we and certain of our subsidiaries and affiliates, including MS & Co., may be considered a “party in interest” within the meaning of ERISA, or a “disqualified person” within the meaning of the Internal Revenue Code of 1986, as amended (the “Code”), with respect to many Plans, as well as many individual retirement accounts and Keogh plans (also “Plans”). ERISA Section 406 and Code Section 4975 generally prohibit transactions between Plans and parties in interest or disqualified persons. Prohibited transactions within the meaning of ERISA or the Code would likely arise, for example, if the PLUS are acquired by or with the assets of a Plan with respect to which MS & Co. or any of its affiliates is a service provider or other party in interest, unless the PLUS are acquired pursuant to an exemption from the “prohibited transaction” rules. A violation of these “prohibited transaction” rules could result in an excise tax or other liabilities under ERISA and/or Section 4975 of the Code for such persons, unless exemptive relief is available under an applicable statutory or administrative exemption.

The U.S. Department of Labor has issued five prohibited transaction class exemptions (“PTCEs”) that may provide exemptive relief for direct or indirect prohibited transactions resulting from the purchase or holding of the PLUS. Those class exemptions are PTCE 96-23 (for certain transactions determined by in-house asset managers), PTCE 95-60 (for certain transactions involving insurance company general accounts), PTCE 91-38 (for certain transactions involving bank collective investment funds), PTCE 90-1 (for certain transactions involving insurance company separate accounts) and PTCE 84-14 (for certain transactions determined by independent qualified professional asset managers). In addition, ERISA Section 408(b)(17) and Section 4975(d)(20) of the Code may provide an exemption for the purchase and sale of securities and the related lending transactions, provided that neither the issuer of the securities nor any of its affiliates has or exercises any discretionary authority or control or renders any investment advice with respect to the assets of the Plan involved in the transaction and provided further that the Plan pays no more, and receives no less, than “adequate consideration” in connection with the transaction (the so-called “service provider” exemption). There can be no assurance that any of these class or statutory exemptions will be available with respect to transactions involving the PLUS.

Because we may be considered a party in interest with respect to many Plans, the PLUS may not be purchased, held or disposed of by any Plan, any entity whose underlying assets include “plan assets” by reason of any Plan’s investment in the entity (a “Plan Asset Entity”) or any person investing “plan assets” of any Plan, unless such purchase, holding or disposition is eligible for exemptive relief, including relief available under PTCEs 96-23, 95-60, 91-38, 90-1, 84-14 or the service provider exemption or such purchase, holding or disposition is otherwise not prohibited. Any purchaser, including any fiduciary purchasing on behalf of a Plan, transferee or holder of the PLUS will be deemed to have represented, in its corporate and its fiduciary capacity, by its purchase and holding of the PLUS that either (a) it is not a Plan or a Plan Asset Entity and is not purchasing such PLUS on behalf of or with “plan assets” of any Plan or with any assets of a governmental, non-U.S. or church plan that is subject to any federal, state, local or non-U.S. law that is substantially similar to the provisions of Section 406 of ERISA or Section 4975 of the Code (“Similar Law”) or (b) its purchase, holding and disposition are eligible for exemptive relief or such purchase, holding and disposition are not prohibited by ERISA or Section 4975 of the Code or any Similar Law.

August 2015	Page 21

PLUS due August 25, 2017 Based on the Performance of a Basket of Eight Stocks

Performance Leveraged Upside SecuritiesSM

Principal at Risk Securities

Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is particularly important that fiduciaries or other persons considering purchasing the PLUS on behalf of or with “plan assets” of any Plan consult with their counsel regarding the availability of exemptive relief.

The PLUS are contractual financial instruments. The financial exposure provided by the PLUS is not a substitute or proxy for, and is not intended as a substitute or proxy for, individualized investment management or advice for the benefit of any purchaser or holder of the PLUS. The PLUS have not been designed and will not be administered in a manner intended to reflect the individualized needs and objectives of any purchaser or holder of the PLUS.

Each purchaser or holder of any PLUS acknowledges and agrees that:

(i)        the purchaser or holder or its fiduciary has made and shall make all investment decisions for the purchaser or holder and the purchaser or holder has not relied and shall not rely in any way upon us or our affiliates to act as a fiduciary or adviser of the purchaser or holder with respect to (A) the design and terms of the PLUS, (B) the purchaser or holder’s investment in the PLUS, or (C) the exercise of or failure to exercise any rights we have under or with respect to the PLUS;

(ii)       we and our affiliates have acted and will act solely for our own account in connection with (A) all transactions relating to the PLUS and (B) all hedging transactions in connection with our obligations under the PLUS;

(iii)      any and all assets and positions relating to hedging transactions by us or our affiliates are assets and positions of those entities and are not assets and positions held for the benefit of the purchaser or holder;

(iv)      our interests are adverse to the interests of the purchaser or holder; and

(v)       neither we nor any of our affiliates is a fiduciary or adviser of the purchaser or holder in connection with any such assets, positions or transactions, and any information that we or any of our affiliates may provide is not intended to be impartial investment advice.

Each purchaser and holder of the PLUS has exclusive responsibility for ensuring that its purchase, holding and disposition of the PLUS do not violate the prohibited transaction rules of ERISA or the Code or any Similar Law. The sale of any PLUS to any Plan or plan subject to Similar Law is in no respect a representation by us or any of our affiliates or representatives that such an investment meets all relevant legal requirements with respect to investments by plans generally or any particular plan, or that such an investment is appropriate for plans generally or any particular plan.

However, individual retirement accounts, individual retirement annuities and Keogh plans, as well as employee benefit plans that permit participants to direct the investment of their accounts, will not be permitted to purchase or hold the PLUS if the account, plan or annuity is for the benefit of an employee of Morgan Stanley or Morgan Stanley Wealth Management or a family member and the employee receives any compensation (such as, for example, an addition to bonus) based on the purchase of the PLUS by the account, plan or annuity.

Additional considerations:	Client accounts over which Morgan Stanley, Morgan Stanley Wealth Management or any of their respective subsidiaries have investment discretion are not permitted to purchase the Trigger PLUS, either directly or indirectly.
Supplemental information concerning plan of distribution; conflicts of interest:

Selected dealers, which may include our affiliates, and their financial advisors will collectively receive from the agent a fixed sales commission of $        for each PLUS they sell.

MS & Co. is our wholly-owned subsidiary and it and other subsidiaries of ours expect to make a profit by selling, structuring and, when applicable, hedging the PLUS. When MS & Co. prices this offering of PLUS, it will determine the economic terms of the PLUS such that for each PLUS the estimated value on the Pricing Date will be no lower than the minimum level described in “Summary of Pricing Supplement” beginning on page 2.

MS & Co. will conduct this offering in compliance with the requirements of FINRA Rule 5121 of the Financial Industry Regulatory Authority, Inc., which is commonly referred to as FINRA, regarding a FINRA member firm’s distribution of the securities of an affiliate and related conflicts of interest. MS & Co. or any of our other affiliates may not make sales in this offering to any discretionary account.

In order to facilitate the offering of the PLUS, the Agent may engage in transactions that stabilize, maintain or otherwise affect the price of the PLUS. Specifically, the Agent may sell more PLUS than it is obligated to purchase in connection with the offering, creating a naked short position in the PLUS for its own account. The Agent must close out any naked short position by purchasing the PLUS in the open market after the offering. A naked short position in the PLUS is more likely to be created if the Agent is concerned that there may be downward pressure on the price of the PLUS in the open market after pricing that could adversely affect investors who purchase in the offering. As an additional means of facilitating the offering, the Agent may bid for, and purchase, the PLUS in the

August 2015	Page 22

PLUS due August 25, 2017 Based on the Performance of a Basket of Eight Stocks

Performance Leveraged Upside SecuritiesSM

Principal at Risk Securities

open market to stabilize the price of the PLUS. Any of these activities may raise or maintain the market price of the PLUS above independent market prices or prevent or retard a decline in the market price of the PLUS. The Agent is not required to engage in these activities, and may end any of these activities at any time. An affiliate of the Agent has entered into a hedging transaction in connection with this offering of the PLUS. See “—Use of Proceeds and Hedging” above.
Contact:	Morgan Stanley Wealth Management clients may contact their local Morgan Stanley branch office or our principal executive offices at 1585 Broadway, New York, New York 10036 (telephone number (866) 477-4776). All other clients may contact their local brokerage representative. Third-party distributors may contact Morgan Stanley Structured Investment Sales at (800) 233-1087.
Where you can find more information:

Morgan Stanley has filed a registration statement (including a prospectus, as supplemented by the prospectus supplement and the preliminary pricing supplement) with the Securities and Exchange Commission, or SEC, for the offering to which this communication relates. You should read the prospectus in that registration statement, the prospectus supplement, the preliminary pricing supplement, and any other documents relating to this offering that Morgan Stanley has filed with the SEC for more complete information about Morgan Stanley and this offering. You may get these documents without cost by visiting EDGAR on the SEC web site at.www.sec.gov. Alternatively, Morgan Stanley will arrange to send you the preliminary pricing supplement, prospectus supplement and prospectus if you so request by calling toll-free 800-584-6837.

You may access these documents on the SEC web site at.www.sec.gov.as follows:

Preliminary Pricing Supplement No. 479 dated August 13, 2015

Prospectus Supplement dated November 19, 2014

Prospectus dated November 19, 2014

Terms used but not defined in this document are defined in the preliminary pricing supplement, the prospectus supplement or in the prospectus. As used in this document, the “Company,” “we,” “us” and “our” refer to Morgan Stanley.

“Performance Leveraged Upside SecuritiesSM” and “PLUSSM” are our service marks.

August 2015	Page 23